Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen California Dividend Advantage Municipal Fund 2
333-49242
811-10197


The annual meeting of shareholders was held in the offices of Nuveen Investments on November 14, 2012, adjourned to December 14, 2012, January 24, 2013 and
February 22; at this meeting the shareholders were asked to vote on the election of Board Members, the elimination of Fundamental Investment Policies and the approval of new Fundamental Investment Policies. The meeting was subsequently adjourned to March 14, 2013.

Voting results for March 14 are as follows:

    Common and Preferred shares voting
 together as a class
     Preferred shares voting
 together as a class
To approve the elimination of the
fundamental policies relating to the Funds ability to make loans.


   For
          12,380,831
            4,451,978
   Against
               737,606
               171,651
   Abstain
               309,910
                 65,092
   Broker Non-Votes
            4,355,757
            2,511,278
      Total
          17,784,104
            7,199,999



To approve the new fundamental policy
relating to the Funds ability to make
loans.


   For
          12,374,303
            4,451,358
   Against
               735,592
               173,251
   Abstain
               318,452
                 64,112
   Broker Non-Votes
            4,355,757
            2,511,278
      Total
          17,784,104
            7,199,999

Proxy materials are herein
incorporated by reference
to the SEC filing on October 16,
2012, under
Conformed Submission Type
DEF 14A, accession
number 0001193125-12-424646.